Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

Equus Acquires $7.3 million of Orco Germany S.A. Bonds

Fund Purchases Bonds in Exchange for Equus Shares at Net Asset Value

HOUSTON, TX – April 27, 2011 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) today announced that it has entered into two separate transactions involving the purchase of an aggregate of 11,408 bonds (“Bonds”) issued by Orco Germany S.A. (“Orco Germany”), a commercial and multi-family residential real estate holding company and developer based in Berlin.  The consideration provided to the selling bondholders consists of an aggregate of 1,700,000 newly issued shares of common stock of the Fund valued at $4.29 per share, which is the Fund’s most recently reported net asset value per share. Expressed in dollar terms, the consideration is worth approximately $7.3 million.

The Bonds, which accrue at an interest rate of 4% per annum and mature on May 30, 2012, are being purchased from existing Orco Germany bondholders at a purchase price of €446.16 per Bond, which represents a discount of 34% from their face value of €676.00.  The Bonds are scheduled to be redeemed at maturity at 125% of their face value, or €845.00 per bond.

Orco Germany is a subsidiary controlled by Orco Property Group S.A., a Paris-based commercial and multi-family residential real estate holding company and developer with properties and operations throughout Eastern Europe.  With gross assets of €867 million and a commercial property portfolio comprising 856,000 square meters of rentable space, Orco Germany is the largest commercial landowner in Berlin.  The shares of Orco Germany are traded on the Prime Standard of the Frankfurt Stock Exchange under the international securities identification number (“ISIN”) LU0251710041.  The bonds of Orco Germany are traded on the Luxembourg Stock Exchange under the ISIN XS0302623953.

 “We believe that the investment in the bonds of Orco Germany represents an affirmative step forward for Equus in securing income-producing investments that possess favorable yield characteristics,” said John Hardy, Executive Chairman of Equus.  “Moreover, the discount at which we will acquire the Bonds, and the premium with which they will be redeemed, in approximately 13 months, represents a valuable opportunity for the Fund to achieve a solid return. By structuring the transaction in this manner, we have preserved the Fund’s cash resources, which will be available to make additional investments.”

A fairness opinion in respect to the purchase of the Bonds was provided to the Fund from Horwath Audit France, an independent member of Crowe Horwath International, which is ranked among the top 10 global accounting networks with 2010 revenues exceeding $2.8 billion, and more than 140 independent accounting and advisory services firms, with 640 offices and 27,963 professionals and staff in more than 100 countries around the world.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.